Exhibit 21.01

EPC Corporation

Incorporated in Delaware

Buzzard Power Corporation

Incorporated in Delaware

Microgy, Inc.

Incorporated in Colorado

MST Production Ltd.

Limited partnership organized in Texas

MST GP LLC

Limited liability company organized in Texas

MST Estates LLC

Limited liability company organized in Texas